PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 4, 2000)

                               OMNICOM GROUP INC.
                         110,000 Shares of Common Stock
                                ($.15 Par Value)

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      This document  supplements  the  Prospectus  dated May 4, 2000 relating to
110,000 shares of common stock, par value $.15 per share (the "Common Stock"), of the Omnicom Group Inc., a New York corporation (the "Company"). Each share of Common Stock offered hereby was issued upon the exchange of an exchangeable share (an "Exchangeable Share") of TAI Acquisition Inc. ("TAI"), a corporation organized under the laws of the Province of Ontario. TAI issued Exchangeable Shares to the selling shareholders, all of whom are residents of Canada, as partial consideration for the common shares, preference shares and Class A preference shares of Tudhope Associates Inc., a corporation organized under the laws of the Province of Ontario ("Tudhope"). This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On February 28, 2001, the closing price of the Common Stock as reported on the New York Stock Exchange was $90.69 per share. The Common Stock is traded under the symbol "OMC."

      The Selling Shareholders do not own in excess of 1% of the Common Stock of the Company and since the Selling Shareholders may sell all, some or none of the shares of Common Stock offered hereby, no estimate can be made of the aggregate number of shares of Common Stock that will be owned by the Selling Shareholders upon completion of the offering to which this Prospectus Supplement relates. In accordance with the Section of the Prospectus entitled "Selling Shareholders" (which appears on page 7 of the Prospectus), the following information is provided with respect to the beneficial owners of the Common Stock:

                                       Amount of Shares           Amount of
                                      Beneficially Owned        Shares to be
 Name of Selling Shareholder(s)     as of February 28, 2001   Offered for Sale
 ------------------------------     -----------------------   ----------------
 Beverley W. Tudhope                        11,694                 11,694
 Ian C. Tudhope                             11,694                 11,694

      Except for the purchase of the shares of Common Stock, the Selling Shareholders have not had a material relationship with the Company or any of its affiliates within the past three years.

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      THESE  SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this Prospectus Supplement is March 5, 2001.